     Exhibit 10.4

AGREEMENT: CR#SM 266

AGREEMENT

AGREEMENT made this 10 day of December by and between LIMELIGHT MEDIA GROUP, INC, a Nevada corporation (hereinafter “SELLER”) and AMERICAN MARKETING COMPLEX, INC. (hereinafter “AMC”)

IT IS HEREBY AGREED AS FOLLOWS:

1.	TRANSFER OF ASSETS: PURCHASE PRICE

1.1	At the Closing referred to in Section 3.1, SELLER shall sell to AMC and AMC shall purchase, the inventory as listed on Exhibit A (hereinafter the “GOODS”).
1.2
As full consideration for the GOODS, AMC shall issue to SELLER CREDITS ( hereinafter the “CREDITS”) in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) to purchase merchandise and services to be selected by SELLER as provided in Section 4. (See Exhibit A for details)

1.3
All of the goods shall be sold packed in the master cartons as they would be in the normal course of Seller’s distribution. Product packaging shall be in the retail packaging if normally used for retail sales to consumers ( containing all normal printed warranties and labels) except as may be disclosed by Seller prior to Closing.

2.	REPRESENTATIONS AND WARRANTIES

2.1
AMC represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of New York, (ii) it has full power and authority to enter into and perform this AGREEMENT in accordance with its terms; (iii) the execution, delivery and performance of this AGREEMENT by AMC have been duly authorized by all requisite corporate action of AMC, and (iv) this AGREEMENT is a valid and binding obligation of AMC, enforceable in accordance with its terms.

2.2
SELLER represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of NEVADA: (ii) it has full power and authority to enter into and perform this AGREEMENT in accordance with its terms; (iii) the execution, delivery and performance of this AGREEMENT by SELLER have been duly authorized by all requisite corporate actions of SELLER; (iv) this AGREEMENT is a valid and binding obligation of SELLER enforceable in accordance with its terms, and (v) SELLER has, and at the closing AMC will obtain, good and marketable title to all of the GOODS, free and clear of any claims, liens or encumbrances. SELLER agrees to indemnify AMC and to litigate all claims against AMC at SELLER’S expense which concern SELLER’S good and marketable title to all of the GOODS.

2.3
SELLER represents, warrants and agree that (i) no consent of any person or entity, including any lender, secured or unsecured, is required in order for SELLER to effectuate the transaction contemplated hereunder. SELLER agrees that AMC will no suffer any financial harm from SELLER’S failure to obtain any consent and further agrees to indemnify AMC, as well as litigate on behalf of AMC at SELLER’S expense to insure that AMC will not suffer any harm from the failure to obtain any consent. AMC shall have the right to sell the GOODS using the SELLER’S name or any other trade name attributed to the GOODS by SELLER in the same manner of any other trade name attributed to the GOODS by the SELLER will be done in connection with the registration symbol, LMMG, and will be used in a manner to protect the ownership rights to such name or trade name. AMC expressly disclaims any right, title or interest in any name, trade name or trademark owned by SELLER.

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3.	CLOSING

3.1	The CLOSING (the “CLOSING”) under the AGREEMENT shall be held in NEW YORK/ TENNESSEE on Dec 10, 2004 or at such other place as the parties agree.
3.2	At the CLOSING, SELLER shall deliver to AMC a Bill of Sale conveying the GOODS in the form of Exhibit B, and AMC shall issue the credits to SELLER’S account with AMC.

4.	AVAILABILITY OF CREDITS

4.1
Not less frequently then every ninety (90) days, AMC shall deliver to SELLER written material describing the merchandise and services that can be purchased by SELLER for credits, or, for a combination of credits and cash. These descriptions may or may not be for the merchandise and services previously submitted to SELLER by AMC. Such merchandise and services shall include any merchandise and services which AMC makes available to any third party. In addition, if SELLER desires to purchase for credits, or, a combination of cash and credits, merchandise or services through AMC other than those described in the material, SELLER shall notify AMC and AMC shall then determine within a reasonable period of time whether the merchandise and services requested can be purchased for credits (or for a combination determined by AMC, of cash and credits) and shall notify SELLER.

4.2
AMC shall exercise its best efforts, and SELLER agrees to accept AMC’s best efforts, to offer merchandise and services which shall be competitive and prices quoted to SELLER in proposed arm’s length transactions with unrelated third parties for the same merchandise and services. Such merchandise and services shall be of comparable quality to those offered in the marketplace. Every request for AMC to provide merchandise and services shall be accompanied by written prices quoted to SELLER for similar merchandise and service at arm’s length transactions with unrelated third parties.

4.3
AMC agrees to use its best efforts, and SELLER agrees to accept AMC’S best efforts, to obtain merchandise or services which SELLER can purchase for credits, or, a combination of cash and credits. If AMC is able to obtain merchandise or services to submit to SELLER for its consideration, or, is able to obtain merchandise or services which SELLER may request, AMC will then advise SELLER of the cost at which AMC can obtain such merchandise or services, and if such cost is lower than SELLER would normally pay, AMC will acquire the merchandise or services for SELLER (with SELLER approval), upon prepayment by SELLER to AMC of AMC’S cost. However, AMC makes no representation as to the obtainability of any merchandise or services. The difference between AMC’S cost and the cost at which the merchandise or services are made available to SELLER shall be charged against SELLER’s credits.

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4.4
AMC shall deliver to SELLER quarterly statements indicating (i) the amount of each credit used by SELLER to purchase merchandise and services that quarter, and (ii) the aggregate amount of credits still available to SELLER as of the end of that quarter.

4.5
Any credits not utilized on or before Dec 8, 2009 shall expire on that date, and AMC shall have no further obligation under this AGREEMENT; provided, however, that SELLERE may solely at its option extend this AGREEMENT CR#SM266 for one year ending Dec. 10, 2010.

4.6	The merchandise and services offered by AMC for credits (or for a combination of cash and credits) under this AGREEMENT are subject to prior sale/or withdrawal without notification.
4.7
In the event AMC shall receive a request from SELLER to procure merchandise or services accompanied by the price at which SELLER can obtain such merchandise and services from its current unrelated third party vendor (the “BENCHMARK PRICE”) and AMC identifies an alternate vendor prepared to provide merchandise or services comparable to those requested at a cash savings to SELLER and SELLER as a result thereof thereafter negotiates a more favorable price with its current vendor (the “REDUCED PRICE”), then and in that event, the spread between the BENCHMARK PRICE and the REDUCED PRICE shall be deemed a partial fulfillment of AMC’S obligation to liquidate the credits established under the AGREEMENT. AMC’S obligation to liquidate such credits shall be reduced pro rata with any such savings.

4.8
SELLER and AMC acknowledge that meetings have transpired in an effort to outline the merchandise and services that may possibly be available to clients of AMC and other merchandise and service which SELLER may request AMC to provide quotations for in the future. SELLER and AMC have reviewed several examples of the cash/cash equivalent credit ratios that could be applicable to other transactions between AMC and other customers for merchandise and services similar to those which SELLER contemplates receiving from AMC as consideration for the GOODS sold to AMC hereunder. SELLER acknowledges that it has evaluated the advantages and risks of this undertaking and has consulted its own accountants, auditors, and legal advisors and confirms that it is satisfied that its expectations can be realized within the period set forth herein.

5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1	The title to the GOODS shall vest in AMC upon the CLOSING, and all risk of loss passes upon the transfer of possession of the GOODS.

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6.	MISCELLANEOUS

6.1
This AGREEMENT contains a complete statement of the total understanding and all the arrangements between the parties with respect to its subject matter and supercedes all previous agreements, written or oral, between these parties concerning the subject matter herein, and cannot be revised, modified, or terminated orally. Both parties to this AGREEMENT, SELLER and AMC agree that there are no representations , warranties, or agreements, written or oral, upon which they have relied, other than those set forth specifically in this AGREEMENT.

6.2
AMC’S obligations under this AGREEMENT may not be assigned except (i) with the prior written consent of SELLER or (ii) to a subsidiary or affiliate of AMC, provided, in either case, that AMC shall remain fully liable for the performance of all its obligations under this agreement.

6.3
All or any portion of the credits may be assigned by SELLER only to a subsidiary, parent or controlled affiliate without the consent of AMC. If all or any portion of the credits are assigned under this Section 6.3 all references to SELLER shall, where appropriate, be deemed to refer to the assignee of the credits. No assignment of credits can be effected by SELLER, except as set forth in this Section 6.3 unless AMC shall have given its prior written consent which shall not be reasonably withheld. It is agreed if AMC shall withhold its written consent to a proposed transfer by reason of the transferee conducting a business in competition with AMC; such consent shall be deemed to be reasonably withheld.

6.4
If either party to this AGREEMENT shall consider the other in default of its obligations hereunder, such party shall not be entitled to pursue either rights or remedies provided under this AGREEMENT or by law unless and until (i) it shall have served a notice of default and demand for cure upon the defaulting party which shall describe the circumstances of the breach in detail, and (ii) the defaulting party shall have had a period of sixty (60) days from the date of its receipt of the aforesaid default notice to cure and correct the alleged default or compromise the dispute to the satisfaction of all parties.

6.5
All notices and other communications under this AGREEMENT shall be in writing and shall be considered given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may designate by notice to the other):

IF TO SELLER:	Limelight Media Group, Inc
8000 Centerview Parkway, Suite 115
Cordova, TN 38018
901-757-0195
IF TO AMC:	American Marketing Complex
330 E. 33rd St. Suite 15-M
NY, NY 10016
917-750-2931
WITH COPY TO:	William Ruta, SR
Ruffa and Ruffa
150 East 58th St.
NY, NY 10022
212-355-0606

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6.6	This AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York.
6.7	This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
6.8
Any dispute or controversy arising under or in connection with this AGREEMENT shall be settled only by arbitration to be held in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the New York courts having jurisdiction, of the New York courts for this purpose. It is agreed between SELLER and AMC than any dispute or controversy arising under or in connection with this AGREEMENT shall be solely a corporate responsibility, and any monetary award that may be sought by either party to this AGREEMENT may not exceed twenty five percent (25%) of the net amount actually received (less any normal third party commissions) by AMC from the sale of the GOODS AMC has received from the seller. AMC will use its best efforts to keep complete records of the sale of GOODS transactions, including contracts for sale, bills of sale, receipts, correspondence, copies of checks, etc.

6.9	Paragraph 6.8 of this AGREEMENT CR#SM266 shall have no application regarding the SELLER’S obligation in Exhibit “A” hereto.
6.10	Neither party shall be deemed to be the preparer of this document.

LIMELIGHT MEDIA GROUP, INC	AMERICAN MARKETING COMPLEX, INC.
BY:___/s/ David V. Lott________	BY:___/s/ Norman King___________
President	TITLE: __Chairman - CEO__________

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AGREEMENT CR#SM266
Date: 10 Dec 2004

EXHIBIT “A”

AMERICAN MARKETING COMPLEX, INC.

AND

LIMELIGHT MEDIA GROUP, INC.

INVENTORY LIST

Six Thousand (6,000) advertising exposures (spots) each fifteen seconds (15 seconds) in length showing on the Limelight Media Group Network of Grocery Stores. Each spot or exposure will play no less than once every 10 minutes in each grocery store for one month .

Rate Card is $250.00 per single spot.

____/s/ David V. Lott___
David V. Lott
President
Limelight Media Group, Inc.

TOTAL: $1,500,000.00

* The purchase price of the Products is set forth in Paragraph 1 and the amount of credit set forth in paragraph 1.2 will be appropriately adjusted for any increase or decrease in the quantity of the product delivered hereunder based upon the trade values set forth above.

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AGREEMENT CR#SM266
Date: 10 Dec 2004

EXHIBIT “B”

  BILL OF SALE

For good and valuable consideration, receipt of which is hereby acknowledged, and subject to the Agreement executed by the parties on10 Dec 2004, Agreement CR#SM266 (i) Limelight Media Group, Inc. a Nevada Corporation (hereinafter “ Seller”) sells, transfers and conveys to American Marketing Complex, Inc. (hereinafter “AMC”) all rights, title and interest, free and clear and unencumbered in and to those items described on Exhibit A attached hereto and by this reference made a part hereof (the “GOODS”); (ii) Seller warrants and represents to AMC that Seller has owner of the goods transferred hereby and that Seller has good and marketable title thereto free and clear of all liens, encumbrances, creditor’s right, consignments, agreements and trust agreement; that Seller has full right, power and authority to convey the goods and that Sellere will indemnifyAMC for any and all actual damages including reasonable attorney’s fees incurred by AMC as a result of Seller’s failure to transfer possession and unencumbered title to the goods to AMC.

It is also agreed that Seller shall have the use of the cash equivalent credits as described in Paragraph 4 of this Agreement CR#SM266 only upon the completion of the sale of the 6000 spots to third party advertisers and has received payment for these spots.

AMC will only use what it considers to be its best efforts to attempt to sell these spots and makes no representation or guarantees that it will be able to do so. In the event of a sale and only upon receipt of payment, AMC will remit seventy five (75%) of that payment to Seller.

__/s/ David V. Lott______________________
David V. Lott
President
Limelight Media Group, Inc.

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